UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2012

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)		75024-3698 (Zip code)

              Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                 Other Events.

On July 20, 2012, Simon Property Group, L.P. (“SPG”) redeemed 2,000,000 limited partnership units held by JCP Realty, Inc. (“JCP Realty”), an indirect wholly-owned subsidiary of J. C. Penney Company, Inc. (the “Company”), for cash at a price of $124.00 per unit.  Following the transaction, JCP Realty continues to hold approximately 205,000 limited partnership units in SPG.

In connection with the redemption, JCP Realty agreed to make future capital contributions to SPG under certain circumstances.  Capital contributions would be required only if (i) one or more unsecured senior notes or term loans of SPG are in default and (ii) the aggregate amount received and/or realized by the lenders with respect to such notes or loans upon the exhaustion of all other remedies available to them is less than the maximum amount of all capital contribution commitments of JCP Realty and other parties with similar commitments.  JCP Realty’s contribution obligation is subject to a maximum aggregate amount of $360 million, and is proportionate to its share of all similar commitments provided by JCP Realty and other parties.

Also, on July 20, 2012, the Company, its wholly-owned subsidiary J. C. Penney Corporation, Inc. (the “Corporation”), and the Corporation’s wholly-owned subsidiary J. C. Penney Purchasing Corporation (“Purchasing”) (Company, Corporation and Purchasing collectively referred to as the “Loan Parties”), entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement, dated as of January 27, 2012 (as amended through the date of the Second Amendment, the “Credit Agreement”), among the Loan Parties, the financial institutions named therein as lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association, as LC Agent.  The Second Amendment amends the definition of Material Subsidiary to clarify that JCP Realty shall not be considered a Material Subsidiary so long as its Net Tangible Assets represent less than 5% of the total Net Tangible Assets of the Company and its Subsidiaries.  Terms used but not defined herein have the meanings given such terms in the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:  /s/ Ken Hannah
      Ken Hannah
Executive Vice President and
Chief Financial Officer

Date:  July 26, 2012